EXHIBIT 9

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 7/15/25 to 7/29/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
7/15/2025	Sell	7,132	10.79
7/16/2025	Sell	4,933	10.74
7/18/2025	Sell	21,180	10.56
7/21/2025	Sell	21,255	10.51
7/22/2025	Sell	44,878	10.48
7/23/2025	Sell	62,808	10.44
7/24/2025	Sell	43,268	10.44
7/25/2025	Sell	30,813	10.42
7/28/2025	Sell	23,772	10.41
7/29/2025	Sell	55,300	10.39